CONSULTING  AGREEMENT


     CONSULTING AGREEMENT dated as of March 31, 2000 between SAF-T-HAMMER, INC., a Nevada corporation, ("SAFH"), on the one hand, and M. RICHARD CUTLER ("Cutler"), BRIAN A. LEBRECHT ("Lebrecht"), VI BUI ("Bui"), ASHER STARIK ("Starik"), STEPHANIE CRUMPLER ("Crumpler", and, together with Cutler, Lebrecht, Bui and Starik, the "Consultants"), on the other hand.


                                    WHEREAS:

     A. Consultants have agreed to render consulting services with regard to the negotiation and completion of a stock exchange between SAFH and the majority shareholder of Lost Coast, Inc., a Delaware corporation (the "Lost Coast Shareholder").

     B. In the event SAFH is able to complete the Stock Exchange with the Lost Coast Shareholder, SAFH wishes to compensate Consultants for their consulting services.


     NOW  THEREFORE,  it  is  agreed:

     1. Stock Compensation. SAFH shall pay and cause to be issued to the Consultants a consulting fee of $100,000 cash, plus 250,000 shares of common stock of SAFH (the "Shares") immediately upon the execution of a stock exchange agreement with the Lost Coast Shareholder. Such shares shall be subject to registration by SAFH on Form S-8 within 5 days of SAFH closing on the stock exchange agreement with the Lost Coast Shareholder. The Consultants agree to prepare and file the S-8 Registration Statement at their sole expense, except for the filing fee associated therewith, which shall be reimbursed by SAFH. The parties agree that the value of the Shares is equal to 50% of the closing bid price on the date of this Agreement. The Shares shall be issued as follows:
108,500 to Cutler, 35,000 to Lebrecht, 26,250 to Bui, 75,000 to Starik and 5,250 to Crumpler.

     2. Miscellaneous. This Agreement (i) shall be governed by the laws of the State of California; (ii) may be executed in counterparts each of which shall constitute an original; (iii) shall be binding upon the successors, representatives, agents, officers and directors of the parties; and (iv) may not be modified or changed except in a writing signed by all parties.

     This Consulting Agreement has been executed as of the date first above written.


SAF-T-HAMMER,  INC.

/s/  Mitchell  A.  Saltz
____________________________________________________
By:  Mitchell  A.  Saltz,  President  and  Chief  Executive  Officer



CONSULTANTS

/s/  M.  Richard  Cutler
____________________________________________________
M.  Richard  Cutler

/s/  Brian  A.  Lebrecht
____________________________________________________
Brian  A.  Lebrecht

/s/  Vi  Bui
____________________________________________________
Vi  Bui

/s/  Asher  Starik
____________________________________________________
Asher  Starik

/s/  Stephanie  Crumpler
____________________________________________________
Stephanie  Crumpler